EXHIBIT 10.13

January 19, 2000

Mr. Don Early	Mr. Gregory L. Smith
4105 West 66th Street	2513 West 102nd Street
Prairie Village, Kansas 66208	Leawood, Kansas 66206

Dear Don and Gregg:

This letter is to confirm the Company’s agreement with each of you to amend Section 6.2 of the Stockholders Agreement dated as of October 16, 1999, among QC Holdings, Inc. and each of the stockholders of the Company (the “Stockholders Agreement”). Capitalized terms used herein and not otherwise defined have the meanings given those terms in the Stockholders Agreement.

Section 6.2 of the Stockholders Agreement is amended as follows:

1. Upon the death of Don Early, the Company will as soon as thereafter as practicable and in no event within five business days after receipt of any life insurance proceeds from policies maintained in accordance with Section 6.1, purchase from Don Early’s estate that number of Shares equal to $9,000,000 divided by the per-Share purchase price specified below. The purchase obligation of the Company is $9,000,000, even though the amount of life insurance maintained by the Company in accordance with Section 6.1 may be as low as $5,000,000. The Company continues to maintain life insurance in the amount of $5,000,000 on the life of Don Early.

2. The purchase obligation of the Company with respect to Gregory L. Smith is unchanged. The Company continues to maintain life insurance in the amount of $2,000,000 on the life of Gregory L. Smith in accordance with Section 6.1 of the Stockholders Agreement.

3. The purchase price per Share for any Shares purchased in accordance with Section 6.2 will be equal to the most recent price at which the Company has issued any Shares of Common Stock in any arms-length transaction. We and you acknowledge that the purchase price per Share as of the date hereof is $20.09 (after giving effect to the 100-for-1 stock split effected since the date of the Stockholders Agreement). The Company and each of you will in good faith re-evaluate the purchase price per Share as of December 31, 2002, and annually thereafter if there have been no arms-length sales of Shares of Common Stock in accordance with the foregoing.

4. Each of you agree for yourself, your heirs, estate and assigns to sell the number of Shares specified above to the Company upon your death.

Mr. Don Early

Mr. Gregory L. Smith

January 19, 2000

Except as expressly set forth above, the terms of the Stockholders Agreement remains in full force and effect. Please acknowledge your agreement with the foregoing changes to the Stockholders Agreement by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

QC HOLDINGS, INC.

By:	/s/ Mary Lou Andersen
Mary Lou Andersen, Vice President

AGREED AND ACCEPTED:

By:	/s/ Don Early
Don Early

DATED: January 19, 2000.

By:	/s/ Gregory L. Smith
Gregory L. Smith

DATED: January 19, 2000.

CONSENT

The following Stockholders of QC Holdings, Inc. consent to the foregoing letter agreement amendment dated January 19, 2000, to the Stockholders Agreement dated October 16, 1999:

CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.
By:	CAHILL WARNOCK STRATEGIC PARTNERS, L.P., its General Partner

By:	/s/ David L. Warnock
	Name:	David L. Warnock
	Title:	a General Partner

STRATEGIC ASSOCIATES, L.P.
By:	CAHILL, WARNOCK & COMPANY, LLC, its General Partner

By:	/s/ David L. Warnock
	Name:	David L. Warnock
	Title:	Managing Member

/s/ James R. Seward
James R. Seward

/s/ Mary Lou Andersen
Mary Lou Andersen

/s/ Darrin J. Andersen
Darrin J. Andersen

/s/ Richard M. Wright, Jr.
Richard M. Wright, Jr.

/s/ Brian Elvin
R. Brian Elvin

/s/ Cathy S. Tharp
Cathy S. Tharp